STEUBEN TRUST COMPANY

Brenda L. Copeland
Chief Executive Officer & Vice Chair Board of Directors

Office: 607.324.9530 FAX: 607.324.9532
brenda.copeland@SteubenTrust.com

April 24, 2018

David A. Shults, Attorney
Shults and Shults
9 Seneca Street
Hornell, NY 14843

Eric Shults, Attorney
Shults and Shults
9 Seneca Street
Hornell, NY 14843

Dear David and Eric:

Thank you for providing legal services to Steuben Trust Company and Corporation. Based on the Board of Directors' resolution, the retainer for the period May 1, 2018 through April 30, 2019 will be $44,000, payable $3,666.66 per month. The retainer fee is also contingent upon your firm providing notice of coverage and continuous coverage of malpractice insurance of not less than $2 million. As you know, these services need to be independent, unbiased, and free from conflicts of interest.

The board Audit Committee's Protocol Addendum to this agreement requires semi-annual reporting of a list of bank clients represented by Shults and Shults. The next update for March – August would be due September 1, 2018, followed by the 6-month report October 2018 through February 2019 due in March 2019.

1. The bank and your firm will provide independent disclosure to bank customers regarding your affiliation with the bank as directors and shareholders. The bank will use the form "Attorney Affiliation Disclosure" (Item #1 attached).
2. Bank residential mortgage clients, as in the past, will be given an option for independent counsel as Shults and Shults will always represent the bank's interest first and foremost.
3. All mortgages will be title insured.
4. On all commercial and farm real estate loans, the client will be required to have independent counsel unless they state in writing as part of the commitment letter that they chose not to have separate representation and assume that risk.
5. Trust Department matters will conform to latest policy revisions regarding legal services. The "Trust Department – Attorney Affiliation Disclosure Statement" form (Item #2 attached) for that purpose will be provided by the bank to the customer. Shults and Shults should, again, provide our clients with their own disclosure as appropriate for the firm's referrals and all common client situations.
6. For corporate and other matters, the bank's legal services committee will receive and act on all requests for legal services from the staff.

Initial
DAS

E.S.
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When your firm represents the bank in litigation or bankruptcy matters, foreclosure proceedings, or other extraordinary matters, which may require extensive research or representation in court appearances, separate fees will be submitted and paid. If you feel a matter has been referred to you which is outside the retainer fee, we request you identify to us, in writing, prior to beginning work on the project whether there will be a separate fee charged to the bank for this matter and the approximate cost at your standard rate. This will alert our officers the bank may be incurring additional legal expense on a matter not covered by the retainer fee. It will also give our executive management an opportunity to review the matter to assure ourselves the additional fee is acceptable for the particular situation.

The specific areas to be covered by the annual retainer fee are detailed in the attachment to this letter. In addition, any fee that exceeds $10,000 per occurrence, or $30,000 aggregate will require advance approval by management as well as the board.

As with all providers of services to the bank, a due diligence questionnaire for client information privacy and security is required pursuant to GLBA regulation. A completed and signed copy of this questionnaire needs to be submitted to the bank by your firm and any agents designated by your firm with responses acceptable to the Company's Risk Management Committee. (Item #3 attached) This is part of the risk management process and pursuant to payment under this agreement.

This agreement further incorporates the attached document "Protocol to Protect Steuben Trust Company and Steuben Trust Corporation and Shults and Shults from the Risk of Conflict of Interest", revised November 17, 2017, and approved by the Directors' Audit Committee on December 12, 2017.

Additionally, as a Director, David should please recuse himself from participation in decisions at Bank or Corporation board meetings involving matters where your firm has a client interest and/or conflict of interest.

Preserving the best interest of the bank is the foremost consideration for this agreement and is not intended to be a comprehensive guide for procedures to follow for all situations. As always, prudent judgment to avoid claims of conflict of interest must be exercised. Any concerns about client referrals for legal services should be directed only to the Bank's CEO or President rather than other staff members. If you have any questions, please give me a call. Otherwise, please review the letter agreement and attachments. If you concur, please sign as indicated and return so we can begin monthly payments under the new board approved fee schedule.

Sincerely,

STEUBEN TRUST COMPANY and CORPORATION

Brenda L. Copeland, CEO
Vice Chair, Board of Directors

BLC:mh

Enclosure
cc. Amanda S. Parker, Board Audit Committee Chair

Initial ______ ______
DAS ES

AREAS COVERED BY ANNUAL RETAINER FEE
SHULTS AND SHULTS AT THE REQUEST OF STEUBEN TRUST COMPANY

1. **Trust & Investment Services Department**

   - Review wills and trust agreements drawn by other attorneys and recommend to the trust department whether or it is acceptable for the bank to accept appointment as trustee and/or executor.
   - Review any trusts and wills and supply legal opinion as needed.
   - Consultations in regard to application of current laws or regulations to various fiduciary relationships entered into by the bank as needed.
   - Consultation and rendering legal opinion on trust or estate matters as needed.
   - Review third party agreements and/or contracts and advise whether or not they are acceptable.

2. **Loan Department**

   - Prepare or review new loan documents for appropriate commercial, consumer, real estate and other type loans for proper legal structure before implementation including participations and other loan agreements when required.
   - Provide loan department personnel with legal opinions and copies of current laws where required and approved by the Bank's legal services committee.
   - Consult with loan staff on any environmental or other issues which may affect good title when required.
   - Questions on matters arising pursuant to previously closed loans when required.

3. **Operations Department**

   - Prepare or review and provide legal opinion on contracts and disclosure forms for compliance with all regulations, as requested.
   - Provide clarification on safe deposit box procedures.
   - Provide guidance and legal opinions to bank personnel on questions concerning estate accounts, tax levies, restraining notices, executions, subpoenas, staff depositions, collections from other banks, court orders.
   - Provide guidance and legal opinions to bank staff concerning the Uniform Commercial Code and any disagreements or forgeries or unauthorized endorsements. Render legal opinion as required regarding compliance with Uniform Commercial Code (UCC) pertaining to checks, deposits, and loans.
   - Review and provide legal opinion on customer and vendor contracts not covered under other sections and provide legal opinions, as requested.

4. **Human Resources Department**

   - Respond to required annual audits of 401(k) plan and defined benefit plan.
   - Prepare and/or review change in control and employment agreements as requested.

5. **Bank Investment Department**

   - Review bonds and notes issued by local municipalities, as requested.
   - Consultation with investment personnel concerning types of documents required for various local municipal financing.

6. Executive Department

- Consultation with executive personnel and provide legal opinions and draft any changes as requested concerning general banking laws, both state and federal as appropriate.
- Consultation with executive personnel, legal opinions, and draft any proposed changes concerning holding company and bank regulations as requested.
- Provide the bank with necessary letters as required by various regulatory agencies during examination of the bank and holding company.
- Provide necessary letters during external audits of the bank and holding company.
- Provide legal opinions requested on general banking matters.
- Prepare and/or review standard lease agreements for real estate owned or leased by the bank or transfers of bank owned real estate as requested.
- May review documents related to potential acquisition or dissolution.

7. Information Services Department

- Review and advise on agreements and contracts with specific vendors, as requested.
- Consultation on banking matters pertaining to data processing functions.

We hereby agree to the terms of this letter.

David A. Shults — Date: 5/15/18

Eric Shults — Date: 4-25-18

AFFILIATED BUSINESS DISCLOSURE STATEMENT

Borrower(s):

Date: **April 19, 2017**

Loan Number: **1751452**

Property Address:

Lender/Broker: **Steuben Trust Company**

Loan Originator: **Karen Smith**

NMLS #: 451368

This is to give you notice that **Steuben Trust Company**

has a business relationship with **Shults and Shults.**

The nature of the relationship (and percentage of ownership interest) is **David Shullts, Atty with Shults and Shults, is a stockholder of Steuben Trust Corporation and a member of it's Board of Directors., whose ownership interest is 4.90%.** Because of this relationship, this referral may provide **Steuben Trust Company**

a financial or other benefit.

☐ **A.** Set forth below is the estimated charge or range of charges for the settlement services listed. You are NOT required to use the listed provider(s) as a condition for ☐ settlement of your loan on, or ☐ purchase, sale, or refinance of, the subject property.

THERE ARE FREQUENTLY OTHER SETTLEMENT SERVICE PROVIDERS AVAILABLE WITH SIMILAR SERVICES. YOU ARE FREE TO SHOP AROUND TO DETERMINE THAT YOU ARE RECEIVING THE BEST SERVICES AND THE BEST RATE FOR THESE SERVICES.

Provider and Settlement Service	Charge or Range of Charges

☒ B. Set forth below is the estimated charge or range of charges for the settlement services of an attorney, credit reporting agency, or real estate appraiser that we, as your lender, will require you to use, as a condition of your loan on this property, to represent our interest in the transaction.

Provider and Settlement Service	Charge or Range of Charges
Shults and Shults - Settlement or Closing Fee	500.00
Shults and Shults - Postage, Telephone Calls, and Copies	75.00

ACKNOWLEDGEMENT

I/We have read this disclosure form and understand that **Steuben Trust Company**

is referring me/us to purchase the above-described settlement service(s) and may receive a financial or other benefit as the result of this referral.

NEW YORK NOTICE OF RIGHT TO SELECT ATTORNEY

Lender: Steuben Trust Company Date:

Borrower Name(s):

Property Address: , ,

Under 3 NY ADC 38.7(a) (11) the lender/broker is required to advise you of the following prior to you accepting a written offer:

1. **The lender's attorney only represents the interest of the the lender;**
2. **The interest of the lender and your interest may differ and could conflict; and**
3. **You should employ an attorney of your choice who is licensed to practice law in New York and who will represent your interest.**

☐ I will select an attorney

Name of Attorney:________________________________

Phone Number:________________________________

☐ I do not wish to exercise my right to select an attorney who will perform services in connection with this residential mortgage loan transaction.

I/We acknowledge receipt of this notice at time of application

Date: ____________________ ____________________

Date: ____________________ ____________________

TRUST DEPARTMENT - ATTORNEY AFFILIATION DISCLOSURE STATEMENT

ITEM #2

The undersigned Trust and Investment Client (hereinafter "Client" or "you") affirm(s) that he/she has received this notice that Steuben Trust Company and its subsidiaries (the "Bank") has a business relationship with and is represented by the law firm of Shults & Shults (comprised of David A. Shults, Esq. and Eric Shults, Esq., their partner(s), associate attorney(s) and employees), located at 9 Seneca Street, Hornell, New York 14843.

David A. Shults, Esq. and Eric Shults, Esq. are shareholders Steuben Trust Corporation, and David A. Shults is a member of the Bank's Board of Directors and various Committees. *Ownership info is found at www.sec.gov, Under the 'Filings' tab click 'EDGAR Search Tools', type 'Steuben Trust Corp' under company name, click 'Search', and lastly click 'Documents' next to the 1-A POS filing.*

As Client, you are under no obligation to use the Bank's attorney(s) (Shults & Shults, David A. Shults, Esq. or Eric Shults, Esq.) in preparing your Trust Agreement and/or Will that creates a Trust and/or Estate Account that names the Bank as Trustee and/or Executor, or for any other business with the Bank, and you may retain an attorney you prefer to represent you, or you may choose to represent yourself in any transaction with the Bank.

The Bank makes no warranties or promises regarding the services provided by Shults & Shults, David A. Shults, Esq., Eric Shults, Esq., their partners, associates, employees, or anyone else involved with that law firm.

If you choose to use the Bank's law firm of Shults & Shults, you understand that as the Bank's legal counsel Shults & Shults has a priority in representing the Bank's interest as Trustee and/or Executor first and foremost. Shults & Shults would not be able to advocate for you independently to the detriment of the Bank.

You understand that the fees that may be charged to you by Shults & Shults are not established by the Bank and you would be obligated to pay those fees separately to Shults & Shults. You agree that you will discuss such fees for services provided by Shults & Shults directly with David A. Shults, Esq. or Eric Shults, Esq.

After considering these factors, you must decide whether you wish to retain separate legal counsel to represent you in the drafting of your Trust Agreement and/or Will naming the Bank as Trustee and/or Executor, or for any other services or transactions with the Bank. If you choose to retain or use Shults & Shults in any way for advice or representation, your signature below will confirm, indicate, and acknowledge that you fully understand the conflict of interest Shults & Shults has in representing the Bank and you at the same time, and potential conflict that could arise hereafter for the same reasons, and that after careful consideration and by your own independent decision you have decided to proceed with using the Bank's services or appointing the Bank as Trustee, Executor or Investment Advisor, and to have Shults & Shults prepare documents to arrange for this.

You acknowledge that this disclosure is made to you by the Bank, for the Bank. Shults & Shults should also present you with a separate disclosure describing the services they may agree to perform for you and this Attorney Affiliation Disclosure Statement is not intended to cover any separate obligation Shults & Shults (David A. Shults, Esq. or Eric Shults, Esq.) may have to you as attorneys in this or any contemplated transaction.

YOU ALSO STATE AND AGREE THAT SHULTS & SHULTS HAS DISCLOSED THE CONFLICTS OF INTEREST WHICH EXIST AND MIGHT ARISE AS A RESULT OF ANY REFERRAL MADE TO USE THE BANK'S SERVICES, AND/OR IN THE PREPARATION OF ANY DOCUMENTS BY SHULTS & SHULTS OR WHERE THE BANK SERVES AS TRUSTEE, EXECUTOR OR INVESTMENT ADVISOR.

AN EXPLANATION OF THE RISKS AND DISADVANTAGES OF THIS DUAL REPRESENTATION AND AN OPPORTUNITY TO SEEK INDEPENDENT LEGAL ADVICE WERE PROVIDED TO YOU PRIOR TO SIGNING THIS CONSENT, EXECUTING ANY DOCUMENTS OR USING ANY OF THE SERVICES OFFERED BY THE BANK OR ITS SUBSIDIARIES.

YOU HAVE MADE AN INDEPENDENT INVESTIGATION OF PROVIDERS OF THE SERVICES YOU ARE SEEKING AND CONSIDERED THE OPTIONS YOU HAVE TO APPOINT A TRUSTEE, EXECUTOR OR INVESTMENT ADVISOR OTHER THAN THE BANK, AND YOU HAVE DECIDED INDEPENDENTLY FROM ANY INFLUENCE BY SHULTS & SHULTS OR THE BANK, THAT THE BANK IS YOUR PREFERRED OPTION TO SERVE AS FIDUCIARY OR PROVIDE OTHER SERVICES TO YOU EVEN THOUGH A CONFLICT OF INTEREST EXISTS OR MAY ARISE.

YOU ACKNOWLEDGE & UNDERSTAND you are executing and delivering this statement to the Bank, and you have full knowledge that you were represented by and/or consulted with an attorney of your own choosing to the extent you desired before executing and delivering this statement to the Bank, and you had reasonable and sufficient opportunity to do so.

Dated: ____________, 20____. Signature(s) below represent you have received this disclosure and agree to its content.

TRUST & INVESTMENT SERVICES CLIENT

By: ________________________________ By: ________________________________

STEUBEN TRUST COMPANY: By: ________________________________

Item #3

STEUBEN TRUST COMPANY

Main Office
One Steuben Square
Hornell, NY 14843-1699

Telephone 607.324.5010
Fax 607.324.9511
mysteubentrust.com

April 18, 2018

Re: **Service Provider Information Security Questionnaire**

Dear David and Eric,

The confidentiality and protection of customer information is a top priority for Steuben Trust Company. Information related to the bank and its customers is a highly valuable asset, and the law requires the protection of this asset from unauthorized use.

In accordance with the Gramm-Leach-Bliley Act, we are required to perform initial and on-going due diligence with respect to our service providers with whom we share our customers' non-public information to ensure the security and confidentiality of that information.

Attached is the Service Provider Information Security Questionnaire for your firm. Any service provider who has access to our customers' nonpublic information should complete and sign this questionnaire.

Please return the completed questionnaire to the bank in the enclosed prepaid envelope by April 30, 2018.

Very truly yours,

STEUBEN TRUST COMPANY

Gregory Wood
Senior Vice President

Enc.

Protocol to Protect Steuben Trust Company and Steuben Trust Corporation (STC) and Shults and Shults From the Risk of Conflict of Interest

Revised November 17, 2017

The relationship of Shults and Shults to Steuben Trust Company, aka The Bank, is both historic and important. In a role as Directors, Board Members, Board Chairs and Committee Chairs, **Retired Board** Members, and Shareholders of the Bank and as well as legal representatives of the Bank, David Shults and Eric Shults are unique. No other Director has a **non-employee** professional relationship with the Bank and no one else with a **non-employee** professional relationship with the Bank also serves on the Board. No audit or action of the Board has ever characterized the relationship as one that is conflicted. Nevertheless, is it prudent in our litigious era that steps should be taken to protect the reputations of Shults and Shults as well as the Bank.

To that end, the following agreement has been drafted. Its intent is to:

1. Establish a simple and transparent protocol that assures parties, such as Bank clients, that the legal work done by Shults and Shults, or representatives of Shults and Shults is in no way conflicted or compromised by their roles as Directors or as Shareholders.

2. Assure shareholders, auditors, and regulators that Bank management enjoys genuine freedom of choice in selecting legal counsel and that Eric Shults and David Shults never subordinate bank policy or the Bank's interest to the interests of themselves or Shults and Shults.

Protocol

To assure transparency and mitigate potential misunderstandings, the Bank will utilize two forms: The "Attorney Affiliation Disclosure Form" and the "Trust Department Attorney Affiliation Disclosure Form".

a. All bank clients represented by Shults and Shults shall receive notification in writing, with either the Attorney Affiliation Disclosure Form or the Trust Department Attorney Affiliation Disclosure Statement, that Eric Shults and David Shults currently serve or have served as directors and are shareholders of the bank. These disclosure forms or statements should include that if the client has any concerns about the roles of David or Eric Shults in that respect, they have the right to choose a different attorney to represent them . The bank client should acknowledge receiving the Attorney Affiliation Disclosure Form in writing. The completed forms will be retained by the Bank.

   A list of all bank clients represented by Shults and Shults will be maintained by Shults and Shults with an indication of type of transaction included. The list will indicate that the proper disclosure form(s) has been presented, discussed, and signed by the client.

b. Each March and September, the Audit Committee of the Board of Directors will review the list of current bank clients represented by Shults and Shults. The Committee shall report to the Board of Directors any findings or issues needing further review.

c. By December of each year, The Audit Committee should inquire, confirm, and document from the President and /or CEO that the senior lender is able to retain the services of law firms other than Shults and Shults to serve the best interests of the Bank.